UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 18, 2006
BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13997	36-3228107

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (773) 380-3000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report

Item 1.01 Entry into a Material Definitive Agreement
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
Consent Agreement
Consent Agreement
Consent Agreement
Amended and Restated Registration Rights Agreement

Item 1.01 Entry into a Material Definitive Agreement.
     On April 7, 2006, Bally Total Fitness Holding Corporation (“Bally” or “Company”) received consents from holders of a majority of its outstanding 10 1/2% Senior Notes due 2011 (the “Senior Notes”) and 9 7/8% Senior Subordinated Notes due 2007 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”) to waive until July 10, 2006 the financial reporting covenant defaults under the indentures governing the Notes resulting from the Company’s previously announced failure to file its Annual Report on Form 10-K for the year ended December 31, 2005. The waiver also extends the reporting deadlines for the Company’s 10-Q for the quarter ended March 31, 2006 until July 10, 2006 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 until September 11, 2006. As previously disclosed, on March 22, 2006, Bally entered into consent agreements (the “Consent Agreements”) with holders of approximately 53% of its outstanding Senior Subordinated Notes, including entities affiliated with Tennenbaum Capital Partners, LLC, entities affiliated with Pardus Capital Management and entities affiliated with Everest Capital Limited (collectively, the “Consenting Holders”). The operative provisions of the Consent Agreements, which contain customary representations and warranties, became effective upon completion of the above-referenced consent solicitation. As payment for delivering their consents in the completed consent solicitation, the Consenting Holders elected to receive 4.444 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for each $1,000 in principal amount of Senior Subordinated Notes for which consents were delivered. The Consenting Holders also agreed, subject to certain exceptions set forth in the Consent Agreements, to vote their shares of Common Stock received in the consent solicitation in favor of a transaction that may result from Bally’s strategic process and approved by Bally’s Board of Directors.
     In addition, Bally agreed to provide registration rights for the benefit of holders of Notes that elected to receive shares of Common Stock in the consent solicitation. On April 18, 2006, Bally entered into an amended and restated registration rights agreement, dated as of April 13, 2006 (the “Registration Rights Agreement”), with certain of the Consenting Holders in order to provide registration rights for such holders. The Registration Rights Agreement amends and restates in its entirety the registration rights agreement entered into in connection with the Company’s 2005 consent solicitation. Under the terms of the Registration Rights Agreement, at any time and from time to time after the Company becomes eligible to use a short form registration statement on Form S-3 or any successor form, an initiating holder (as defined in the Registration Rights Agreement) may make a request on one occasion to register all or part of such holder’s shares of Common Stock. Other holders of registrable common stock are entitled to request inclusion of their Common Stock in such registration and in any registration statement whenever the Company proposes to register any of its Common Stock under the Securities Act of 1933, as amended, for sale for its own account. The right to request inclusion of the shares does not apply to a registration on Form S-4 or S-8.
     The preceding description of certain of the terms of the Consent Agreements and the Registration Rights Agreement is qualified in its entirety by reference to the text of such documents, each of which is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.
Item 8.01 Other Events.
     After giving effect to: (i) the issuance of shares of Common Stock in the consent solicitation; and (ii) the sale of 800,000 shares of Common Stock as described in the Company’s Current Report on Form 8-K filed on April 12, 2005, Bally would have 41,286,714 shares of Common Stock issued and outstanding as of the date hereof.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Consent Agreement by and between Bally Total Fitness Holding Corporation and Special Value Bond Fund II, LLC, Special Value Absolute Return Fund, LLC, Special Value Opportunities Fund, LLC and Special Value Expansion Fund, LLC.

10.2	Consent Agreement by and between Bally Total Fitness Holding Corporation and Everest Capital Limited as agent for HFR ED Advantage Master Trust, Everest Capital Event Fund, LP, GMAM Investment Funds Trust II and Everest Capital Senior Debt Fund, L.P.

10.3	Consent Agreement by and between Bally Total Fitness Holding Corporation and Pardus European Special Opportunities Master Fund L.P.

10.4	Amended and Restated Registration Rights Agreement by and between Bally Total Fitness Holding Corporation and certain holders who are signatories thereto.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: April 18, 2006	/s/ Marc D. Bassewitz

Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel